EXHIBIT 1.1

$25,000,000
LGI HOMES, INC.
Common Stock
($0.01 par value)
EQUITY DISTRIBUTION AGREEMENT
September 7, 2016
Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, New York 10005

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

JMP Securities LLC
600 Montgomery Street, 11th Floor
San Francisco, California 94111

Builder Advisor Group, LLC
One Letterman Drive
Building C, Suite 3800
San Francisco, California 94129

Ladies and Gentlemen:
LGI Homes, Inc., a Delaware corporation (the “Company”), proposes to sell through the several sales agents named on Schedule I hereto (the “Sales Agents”), on the terms set forth in this equity distribution agreement (this “Agreement”), shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price of up to $25,000,000 (the “Shares”). The respective portions of the Shares deemed to be purchased by the several Sales Agents upon each Time of Sale (as defined below) are set forth opposite their names on Schedule I hereto.
In consideration of the mutual agreements contained herein and of the interests of the parties in the transactions contemplated hereby, the parties hereto agree as follows:
1.Representations and Warranties of the Company.
The Company represents and warrants to each of the Sales Agents as follows:
(a)A registration statement on Form S-3 (File No. 333-205492) relating to certain securities of the Company (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company has been prepared by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder and has been filed with the Commission. Copies of the Registration Statement (defined below), including any amendments thereto, the Base Prospectus (defined below) as supplemented by any prospectus supplement relating to the Shares filed or to be filed with the Commission pursuant to Rule 424(b) under the Act and the Incorporated Documents (as defined below) and the exhibits, financial statements and schedules, as finally amended and revised, have heretofore been made available by the Company to you.
The registration statement as of its most recent effective date, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A, Rule 430B or Rule 430C under the Act, is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities and filed as part of the Registration Statement, together with any amendments or supplements thereto as of the most recent effective date of the Registration Statement, is hereinafter referred to as the “Base Prospectus.” “Prospectus Supplement” means the prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Act on or before the second business day after the date hereof, in the form furnished by the Company to the Sales Agents in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus” means the Base Prospectus, as supplemented by the Prospectus Supplement and the most recent Interim Prospectus Supplement (as defined in Section 5(a) below), if any. “Issuer Free Writing Prospectus” means any “issuer free writing prospectus”, as defined in Rule 433 under the Act, including without limitation any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations of the Act (“Rule 405”)) relating to the Shares that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) excepted from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g). As used herein, the terms “Registration Statement”, “Base Prospectus”, “Prospectus Supplement”, “Interim Prospectus Supplement” (as defined below) and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein (the “Incorporated Documents”).
(b)(i)(A) At the respective times the Registration Statement and each amendment thereto became effective, (B) at each deemed effective date with respect to the Sales Agents pursuant to Rule 430B(f)(2) under the Act (each, a “Deemed Effective Time”), (C) as of each time Shares are sold pursuant to this Agreement (each, a “Time of Sale”),

(D) at each Settlement Date (as defined below) and (E) at all time during which a prospectus is required by the Act to be delivered (whether physically or through compliance with Rule 172 under the Act or any similar rule) in connection with any sale of Shares (the “Delivery Period”), the Registration Statement complied and will comply in all material respects with the requirements of the Act and the rules and regulations under the Act; (ii) the Base Prospectus complies as of the date hereof and, as of each Time of Sale and at all times during the Delivery Period, will comply in all material respects with the rules and regulations under the Act; (iii) each of the Prospectus Supplement, any Interim Prospectus Supplement and the Prospectus will comply, as of the date that such document is filed with the Commission, as of each Time of Sale, as of each Settlement Date and at all times during the Delivery Period, in all material respects with the rules and regulations under the Act; and (iv) the Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and any further Incorporated Documents so filed and incorporated by reference, when they are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.
(c)(i) As of the date hereof, at the respective times the Registration Statement and each amendment thereto became effective and at each Deemed Effective Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) as of each Time of Sale, the Prospectus (as amended and supplemented at such Time of Sale) and any Permitted Free Writing Prospectus (as defined below) then in use, all considered together (collectively, the “General Disclosure Package”), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) as of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (iv) at any Settlement Date, the Prospectus (as amended and supplemented at such Settlement Date) did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to information contained in or omitted from the Prospectus or the General Disclosure Package, in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of any Sales Agent, specifically for use therein, it being understood and agreed that the only such information is that described in Section 13 hereof.
(d)Any Issuer Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Act has been, or will be, filed with the Commission in accordance with the requirements of the Act and the applicable rules and regulations of the Commission thereunder. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Act and the applicable rules and regulations of the Commission thereunder. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Sales Agents, did not, does not and will not include any material information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus. Each broadly available road show, if any, when considered together with the General Disclosure Package, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the Issuer Free Writing Prospectuses, if any, and electronic road shows, if any, furnished to and approved by the Sales Agents in accordance with Section 5(b), the Company has not prepared, used or referred to, and will not, prepare, use or refer to, any Issuer Free Writing Prospectus.
(e)(i)(A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Shelf Securities in reliance on the exemption of Rule 163 under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 of the Act; and (ii)(A) at the time of filing of the Registration Statement, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares and (C) at the date hereof, the Company was not and is not an “ineligible issuer” as defined in Rule 405 under the Act.
(f)The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with requisite power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus. All of the subsidiaries of the Company are listed in Schedule II-1 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”). Each Subsidiary of the Company that is a “significant subsidiary” pursuant to the definition contained in Rule 1-02(w) of Regulation S-X under the Act (each, a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”) is listed in Schedule II-2 attached hereto and has been duly organized and is validly existing as a corporation, limited liability company or similar entity in good standing under the laws of the jurisdiction of its organization, with requisite power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus. The Company and each of the Significant Subsidiaries are duly qualified to transact business in all jurisdictions in which the conduct of their business requires such qualification except where the failure to be so qualified would not (i) have, individually or in the aggregate, a material adverse effect on the earnings, business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (ii) prevent the consummation of the transactions contemplated hereby (the occurrence of any such effect or any such prevention described in the foregoing clauses (i) and (ii) being referred to as a “Material Adverse Effect”). The outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and, are free and clear of all liens, encumbrances and equities and claims; and there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligations into shares of capital stock or other equity interests in the Significant Subsidiaries.
(g)The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued and sold by the Company have been duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable; and no preemptive or similar rights of stockholders exist with respect to any of the Shares or the issue and sale thereof. Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock.
(h)All of the Shares conform to the description thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus.
(i)The Commission has not issued an order preventing or suspending the use of the Registration Statement, any Issuer Free Writing Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement) or the Prospectus and no proceeding for that purpose or pursuant to Section 8A of the Act has been instituted or, to the Company’s knowledge, threatened by the Commission.
(j)The audited consolidated financial statements of the Company and its Subsidiaries and the consolidated financial statements of each of (i) LGI-GTIS Holdings, LLC and its subsidiaries, (ii) LGI-GTIS Holdings II, LLC and its subsidiaries, (iii) LGI-GTIS Holdings III, LLC and its subsidiaries, and (iv) LGI-GTIS Holdings IV, LLC and its subsidiaries, (together, the “LGI Entities”) together with related notes and schedules included in the Registration Statement, the General Disclosure Package and the Prospectus, comply in all material respects with the applicable requirements of the Act and present fairly the financial position and the results of operations and cash flows of the Company and/or the respective LGI Entities, as the case may be, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with United States generally accepted principles of accounting (“GAAP”), consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. Any pro forma financial statements and other pro forma financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements, have been properly compiled on the pro forma bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. The Company and the LGI Entities, taken as a whole, do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Financial Accounting Standards Board Interpretation No. 46) where the Company or any of its Subsidiaries have been determined to be the primary beneficiary), not disclosed in the Registration Statement, the General Disclosure Package and the Prospectus. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement, the General Disclosure Package or the Prospectus that are not included as required. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(k)Each of Ernst & Young LLP and Armanino LLP, who have certified certain of the financial statements filed with the Commission as part of the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm with respect to the Company and the LGI Entities within the meaning of the Act and the applicable Rules and Regulations and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) as required by the Act.
(l)The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Commission and The NASDAQ Global Select Market (the “Exchange”) thereunder (collectively, the “Sarbanes-Oxley Act”) currently applicable to the Company. As of the date hereof, there were no outstanding personal loans made, directly or indirectly, by the Company to any director or executive officer of the Company.
(m)Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, there is no legal, governmental, administrative or regulatory investigation, action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to which any property of the Company or its Subsidiaries is, or to the knowledge of the Company, would reasonably be expected to be, subject, before any court or regulatory or administrative agency or otherwise which if determined adversely to the Company or any of its Subsidiaries would, individually or in the aggregate, have a Material Adverse Effect, or that seeks to restrain, enjoin or prevent the consummation of or otherwise challenge the issuance or sale of the Shares to be sold hereunder. There are no current or pending legal, governmental, administrative or regulatory investigations, actions, suits, claims or proceedings that are required under the Act to be described in the Registration Statement, the General Disclosure Package or the Prospectus that are not so described in the Registration Statement, the General Disclosure Package or the Prospectus. There are no statutes, regulations or contracts or other documents that are required under the Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package or the Prospectus.
(n)The Company and each of the Significant Subsidiaries have good and marketable title to all of the properties and assets reflected in the consolidated financial statements hereinabove described or described in the Registration Statement, the General Disclosure Package and the Prospectus, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those reflected in such financial statements or described in the Registration Statement, the General Disclosure Package and the Prospectus or which (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Significant Subsidiaries occupy their leased properties under valid and binding leases (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles) conforming in all material respects to the description thereof set forth in the Registration Statement, the General Disclosure Package and the Prospectus.
(o)The Company and each of the Significant Subsidiaries have filed all material U.S. federal, state and local tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by them or any of them to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve or accrual has been established in accordance with GAAP. All tax liabilities have been adequately provided for in the financial statements of the Company, and the Company does not know of any actual or proposed additional material tax assessments.
(p)Since the date of the most recent financial statements of the Company and its Subsidiaries included in the Registration Statement, the General Disclosure Package and the Prospectus, (i) there has not been any event, occurrence or development which reasonably could give rise to a Material Adverse Effect, (ii) there has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company or any of the Significant Subsidiaries, other than transactions in the ordinary course of business or changes or transactions described in the Registration Statement, the General Disclosure Package and the Prospectus, as each may be amended or supplemented, and (iii) neither the Company nor any of the Significant Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.
(q)Neither the Company nor any of the Significant Subsidiaries is or with the giving of notice or lapse of time or both, will be, (i) in violation of its certificate or articles of incorporation, charter, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, as applicable, (ii) in violation of or in default under any agreement, lease, contract, indenture or other instrument or obligation to which it is a party or by which it, or any of its properties, is bound or (iii) in violation of any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any of the Significant Subsidiaries of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any Significant Subsidiary, or any of their properties or assets, except in the case of clauses (ii) and (iii), for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary or any of their respective properties is bound, or (ii) the certificate of incorporation or formation, articles of incorporation or association, charter, by-laws or other organizational documents, as applicable, of the Company or (iii) any law, order, rule or regulation judgment, order, writ or decree applicable to the Company or any Significant Subsidiary of any court or of any government, regulatory body or administrative agency or other governmental body having jurisdiction over the Company or any Significant Subsidiary, or any of their properties or assets, except in the case of clauses (i) and (iii) to the extent the same would not, individually or in the aggregate, have a Material Adverse Effect.
(r)The execution and delivery of, and the performance by the Company of its obligations under, this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company.
(s)Each approval, consent, order, authorization, designation, declaration or filing by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect (except such additional steps as may be required by the Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”) or such additional steps as may be necessary to qualify the Shares for public offering.
(t)Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries (i) hold all licenses, registrations, certificates and permits from governmental authorities (collectively, “Governmental Licenses”) which are necessary to the conduct of their business, (ii) are in compliance with the terms and conditions of all Governmental Licenses, and all Governmental Licenses are valid and in full force and effect, and (iii) have not received any written or other notice of proceedings relating to the revocation or modification of any Governmental License.
(u)The Company and its Subsidiaries own or possess the right to use all patents, inventions, trademarks, trade names, service marks, logos, trade dress, designs, data, database rights, Internet domain names, rights of privacy, rights of publicity, copyrights, works of authorship, license rights, trade secrets, know-how and proprietary information (including unpatented and unpatentable proprietary or confidential information, inventions, systems or procedures) and other industrial property and intellectual property rights, as well as related rights, such as the right to sue for all past, present and future infringements or misappropriations of any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business as presently conducted and currently contemplated to be conducted in the future. Neither the Company nor any of the Significant Subsidiaries, whether through their respective products and services or the conduct of their respective businesses, has infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of the Company or the Significant Subsidiaries have received any communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity. Neither the Company nor any of the Significant Subsidiaries has received any communication or notice alleging that by conducting their business as set forth in the Registration Statement, the General Disclosure Package or the Prospectus, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other person or entity. The Company knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Company or the Significant Subsidiaries. The Company and its Significant Subsidiaries have taken all reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets.
(v)None of the Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or the Significant Subsidiaries has been obtained or is being used by the Company or the Significant Subsidiaries in violation of any contractual obligation binding on the Company or any of the Significant Subsidiaries or any of their respective officers, directors or employees or otherwise in material violation of the rights of any persons. The Company and the Significant Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and the Significant Subsidiaries (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and the Significant Subsidiaries as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Significant Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.
(w)Neither the Company nor, to the Company’s knowledge, any of its affiliates, has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Shares.
(x)Neither the Company nor any Significant Subsidiary is or, after giving effect to the offering and sale of the Shares contemplated hereunder and the application of the net proceeds from such sale as described in the Registration Statement, the General Disclosure Package or the Prospectus, will be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the

Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1940 Act”).
(y)The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that cover the Company and the Significant Subsidiaries and that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal control over financial reporting, and there has been no change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(z)The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) under the Exchange Act); the Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and regulations under the Exchange Act, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
(aa)The Company statistical, industry-related and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and to the extent prepared by them, such Company and Significant Subsidiaries data agree with the sources from which they are derived.

(bb)    The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.
(cc)    Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee, affiliate or representative of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any similar sanctions imposed by any other body, governmental or other, to which the Company or any of its Subsidiaries is subject (collectively, “other economic sanctions”) nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory or that is subject of U.S. sanctions administered by OFAC or other economic sanctions; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity or country or territory that is the subject of U.S. sanctions administered by OFAC or other economic sanctions or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or other economic sanctions.
(dd)    Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its Subsidiaries: (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity: (ii) has made any direct or indirect unlawful contribution or payment to any official of, or candidate for, or any employee of, any federal, state or foreign office from corporate funds; (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or any similar law or regulation to which the Company, any of its Subsidiaries, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries is subject. The Company, the Subsidiaries and their affiliates have each conducted their businesses in compliance with the FCPA and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(ee)    The Company and each of the Significant Subsidiaries carry, or are covered by, insurance, from insurers of recognized financial responsibility, in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is prudent and customary for companies engaged in similar businesses; neither the Company nor any of the Significant Subsidiaries have been refused any coverage under insurance policies sought or applied for; and the Company and the Significant Subsidiaries have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective businesses at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.
(ff)    Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”)) for which the Company or any member of its “Controlled Group” (defined as any organization that is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have liability (each a “Plan”) is in compliance in all material respects with all presently applicable statutes, rules and regulations, including ERISA and the Code; (i) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (as defined in Section 4043 of ERISA) has occurred for which the Company or any member of its Controlled Group would have any liability; and (b) neither the Company nor any member of its Controlled Group has incurred or expects to incur liability under Title IV of ERISA (other than for contributions to the Plan or premiums payable to the Pension Benefit Guaranty Corporation, in each case in the ordinary course and without default); (ii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA; and (iii) to the knowledge of the Company, each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(gg)    Except in each case as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no affiliations or associations between any member of FINRA and any of the Company’s officers, directors or, to the Company’s knowledge, 5% or greater securityholders.
(hh)    Except in each case as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus: (i) the Company and each Subsidiary have complied and are in compliance, in all material respects, with all applicable federal, state, local, foreign and international laws (including the common law), statutes, rules, regulations, orders, judgments, decrees or other legally binding requirements of any court, administrative agency or other governmental authority relating to pollution or to the protection of the environment, natural resources or human health or safety, or to the manufacture, use, generation, treatment, storage, disposal, release or threatened release of hazardous or toxic substances, pollutants, contaminants or wastes, or the arrangement for such activities (“Environmental Laws”); (ii) the Company and each Subsidiary have obtained and are in compliance, in all material respects, with all permits, licenses, authorizations or other approvals required of them under Environmental Laws to conduct their respective businesses and are not subject to any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, authorizations or approvals; (iii) neither the Company nor any Subsidiary is a party to any judicial or administrative proceeding (including a notice of violation) under any Environmental Laws (a) to which a governmental authority is also a party and which involves potential monetary sanctions, unless it could reasonably be expected that such proceeding will result in monetary sanctions of less than $100,000, or (b) which is otherwise material; and no such proceeding has been threatened in writing or is known by the Company or by any Subsidiary to be contemplated; (iv) neither the Company nor any Subsidiary has received notice or is otherwise aware of any pending or threatened material claim or potential liability under Environmental Laws in respect of its past or present business, operations (including the disposal of hazardous substances at any off-site location), facilities or real property (whether owned, leased or operated) or on account of any predecessor or any person whose liability under any Environmental Laws it has agreed to assume; and neither the Company nor any Subsidiary is aware of any facts or conditions that could reasonably be expected to give rise to any such claim or liability; and (v) neither the Company nor any Subsidiary is aware of any matters regarding compliance with existing or reasonably anticipated Environmental Laws, or with any liabilities or other obligations under Environmental Laws (including asset retirement obligations), that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries.
(ii)    No material labor disturbance by or dispute with employees of the Company or any of the Significant Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened.
(jj)    Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of the Subsidiaries or any Sales Agent for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.
2.Sale of the Shares.
On the basis of the representations, warranties and covenants herein contained, and subject to the conditions herein set forth, the Company and Sales Agents agree that the Company may from time to time seek to sell Shares through the Sales Agents, acting as sales agents as follows:
(a)The Company may submit its orders to the Sales Agent selected by the Company as the Sales Agents’ representative in writing (the “Direct Seller”) by telephone (including any price, time or size limits or other customary parameters or conditions) to sell Shares on any Trading Day (as defined herein) which order shall be confirmed by the Direct Seller (and accepted by the Company) by electronic mail using a form substantially similar to that attached hereto as Annex C. The term “Direct Seller” shall also refer to any Sales Agent making direct sales under this Agreement. As used herein, “Trading Day” shall mean any trading day on the Exchange, other than a day on which the Exchange is scheduled to close prior to its regular weekday closing time. The gross sales price of any Shares sold pursuant to this Agreement by a Sales Agent acting as a sales agent of the Company shall be the market price prevailing at the applicable Time of Sale for shares of Common Stock sold by such Sales Agent on the Exchange or otherwise, at prices relating to prevailing market prices or at negotiated rates. In no event shall the Company request more than one Sales Agent to sell on the same Trading Day.
(b)Subject to the terms and conditions hereof, the Direct Seller shall use commercially reasonable efforts to execute any Company order submitted to it hereunder to sell Shares and with respect to which the Direct Seller has agreed to act as sales agent, including with respect to any Shares it has agreed to sell on behalf of other Sales Agents that are set forth in Schedule I attached hereto. Except as set forth in the previous sentence, each Sales Agent agrees, severally and not jointly, to sell the respective portion of the Shares set forth opposite the name of each Sales Agent on Schedule I hereto. The Company acknowledges and agrees that (i) there can be no assurance that the Sales Agents will be successful in selling the Shares, (ii) the Sales Agents will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason and (iii) the Sales Agents shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement.
(c)The Company shall not authorize the issuance and sale of, and the Sales Agents shall not sell, any Share at a price lower than the minimum price therefor designated by the Company pursuant to Section 2(a) above. In addition, the Company or the Direct Seller may, upon notice to the other party hereto by telephone (confirmed promptly by email or facsimile), suspend an offering of the Shares pursuant to this Agreement; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.
(d)The Direct Seller shall provide written confirmation (which may be by facsimile or email) to the Company following the close of trading on the Exchange each day in which Shares are sold under this Agreement setting forth (i) the amount of Shares sold on such day, (ii) the gross offering proceeds received from such sales and (iii) the commission payable by the Company to such Sales Agent with respect to such sales.
(e)At each Time of Sale, Settlement Date and Representation Date (as defined below), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement. Any obligation of the Sales Agents to use commercially reasonable efforts to sell the Shares on behalf of the Company as sales agents shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 5 of this Agreement.

(f)Notwithstanding any other provision of this Agreement, the Company and the Sales Agents agree that no sales of Shares shall take place, the Company shall not request the sales of any Shares that would be sold and the Sales Agents shall not be obligated to sell or offer to sell, (i) during any other period in which the Company is, or could reasonably be deemed to be, in possession of material non-public information or (ii) at any time from and including the date on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other annual or quarterly results of operations (each, an “Earnings Announcement”) until the date that is two Trading Days after the time that the Company files a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.
(g)If any party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other parties and sales of the Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.
(h)In the event the Company engages the Direct Seller for a sale of Shares in an agency transaction that would constitute a “distribution,” within the meaning of Rule 100 of Regulation M under the Exchange Act or a “block” within the meaning of Rule 10b-18(a)(5) under the Exchange Act, the Company will provide the Direct Seller, at the Direct Seller’s request and upon reasonable advance notice to the Company, on or prior to the Settlement Date (as defined below) the documents provided pursuant to Sections 7(b), (c), (d), (e) and (f), each dated the Settlement Date, and such other documents and information as the Direct Seller shall reasonably request, and the Company and the Direct Seller will agree to compensation that is customary for the Direct Seller with respect to such transaction.
3.Fee. The compensation to each Sales Agent for sales of the Shares with respect to which such Sales Agent acts as sales agent hereunder shall be equal to 2% of the gross offering proceeds of the Shares sold by such Sales Agent pursuant to this Agreement.
4.Payment, Delivery and Other Obligations. Settlement for sales of the Shares pursuant to this Agreement will occur on the third Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through a Sales Agent for settlement on such date shall be issued and delivered by the Company to such Sales Agent against payment of the net proceeds from the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares by the Company or its transfer agent to the applicable Sales Agent’s or its designee’s account (provided that such Sales Agent shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, in return for payment in same day funds delivered to the account designated by the Company. If the Company, or its transfer agent (if applicable), shall default on its obligation to deliver the Shares on any Settlement

Date, the Company shall (i) hold the applicable Sales Agent harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay such Sales Agent any commission, discount or other compensation to which it would otherwise be entitled absent such default.
5.Covenants of the Company.
The Company covenants and agrees with the several Sales Agents that:
(a)The Company will (A) prepare and timely file with the Commission under Rule 424(b) under the Act a Prospectus in a form approved by the Sales Agents containing information previously omitted at the time of effectiveness of the Registration Statement in reliance on Rules 430A, 430B or 430C under the Act, (B) not file any amendment to the Registration Statement or distribute an amendment or supplement to the General Disclosure Package or the Prospectus of which the Sales Agents shall not previously have been advised and furnished with a copy or to which the Sales Agents shall have reasonably objected in writing or which is not in compliance with the Rules and Regulations and (C) file on a timely basis all reports and any definitive proxy or information statements required to be filed by the Company with the Commission subsequent to the date of the Prospectus Supplement and for the duration of the Delivery Period. For the duration of the Delivery Period, to include in its Quarterly Reports on Form 10-Q, and in its Annual Reports on Form 10-K, a summary detailing, for the relevant reporting period, (i) the number of Shares sold through the Sales Agents pursuant to this Agreement, (ii) the net proceeds received by the Company from such sales and (iii) the compensation paid by the Company to the Sales Agents with respect to such sales (or alternatively, to prepare a prospectus supplement (each, an “Interim Prospectus Supplement”) with such summary information and, at least once a quarter and subject to Section 5(b), file such Interim Prospectus Supplement pursuant to Rule 424(b) under the Act (and within the time periods required by Rule 424(b) and Rules 430A, 430B or 430C under the Act)).
(b)The Company will (i) not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus unless the Sales Agents approve its use in writing prior to first use (each, a “Permitted Free Writing Prospectus”); provided that the prior written consent of the Sales Agents hereto shall be deemed to have been given in respect of the Issuer Free Writing Prospectus(es) included on Schedule III hereto, (ii) treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, (iii) comply with the requirements of Rules 164 and 433 under the Act applicable to any Issuer Free Writing Prospectus, including the requirements relating to timely filing with the Commission, legending and record keeping and (iv) not take any action that would result in a Sales Agent or the Company being required to file with the Commission pursuant to Rule 433(d) under the Act a free writing prospectus prepared by or on behalf of such Sales Agent that such Sales Agent otherwise would not have been required to file thereunder. The Company will satisfy the conditions in Rule 433 under the Act to avoid a requirement to file with the Commission any electronic road show.
(c)During the Delivery Period, the Company will advise the Sales Agents promptly (A) when the Registration Statement or any post-effective amendment thereto shall have become effective, (B) of receipt of any comments from the Commission, (C) when any supplement to the Prospectus or any Issuer Free Writing Prospectus or any supplement to the Prospectus has been filed, (D) of any request by the Commission for the amending or the supplementing of the Registration Statement, the Prospectus Supplement, the Prospectus or any Permitted Free Writing Prospectus or for any additional information, (E) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any Prospectus Supplement, any Issuer Free Writing Prospectus or the Prospectus, or of the institution of any proceedings for that purpose or pursuant to Section 8A of the Act, (F) of the occurrence of any event within the Delivery Period as a result of which the Prospectus, the General Disclosure Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the General Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading, and (G) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or, to the knowledge of the Company, threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any order referred to in clause (E) or (G) of this paragraph and to obtain as soon as possible the lifting thereof, if issued.
(d)The Company will cooperate with the Sales Agents in endeavoring to qualify the Shares for sale under the securities laws of such jurisdictions as the Sales Agents may reasonably have designated in writing (and continue such qualifications in effect so long as necessary under such laws for the distribution of the Shares), and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose; provided that the Company shall not be required to (x) qualify as a foreign corporation, (y) file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent, or (z) subject itself to taxation in any such jurisdiction if it is not otherwise so subject. The Company will, from time to time, prepare and file such statements, reports, and other documents, as are or may be required to continue such qualifications in effect for so long a period as the Sales Agents may reasonably request for distribution of the Shares.
(e)The Company will deliver to, or upon the order of, the Sales Agents, from time to time, as many copies of the Registration Statement (excluding exhibits) and copies of the Prospectus (or the Prospectus, as amended or supplemented) as the Sales Agents may reasonably request. The Company will deliver to, or upon the order of, the Sales Agents, from time to time, as many copies of any Issuer Free Writing Prospectus as the Sales Agents may reasonably request. In case the Sales Agents are required to deliver, under the Act (whether physically or through compliance with Rule 172 under the Act or any similar rule), a prospectus relating to the Shares after the nine-month period referred to in Section 10(a)(3) of the Act, or after the time a post-effective amendment to the Registration Statement is required pursuant to Item 512(a) of Regulation S-K under the Act, upon the request of the Sales Agents, and at its own expense, the Company shall prepare and deliver to the Sales Agents as many copies as the Sales Agents may request of an amended Registration

Statement or amended or supplemented prospectus complying with Item 512(a) of Regulation S-K or Section 10(a)(3) of the Act, as the case may be.
(f)The Company will comply with the Act and the Rules and Regulations, and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and the Prospectus. If during the Delivery Period any event shall occur as a result of which, in the judgment of the Company or in the reasonable opinion of the Sales Agents, it becomes necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading, or, if it is necessary at any time to amend or supplement the Prospectus to comply with any law, the Company as promptly as practicable will prepare and file with the Commission an appropriate amendment to the Registration Statement or supplement to the Prospectus so that the Prospectus as so amended or supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Prospectus will comply with the law.
(g)If the General Disclosure Package is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition shall exist as a result of which, in the judgment of the Company or in the reasonable opinion of the Sales Agents, it becomes necessary to amend or supplement the General Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or to make the statements therein not conflict with the information contained in the Registration Statement then on file, or if it is necessary at any time to amend or supplement the General Disclosure Package to comply with any law, the Company as promptly as practicable will prepare, file with the Commission (if required) and furnish to the Sales Agents an appropriate amendment or supplement to the General Disclosure Package.
(h)The Company will make generally available to its security holders, as soon as it is practicable to do so, but in any event not later than 15 months after the effective date of the Registration Statement, an earnings statement (which need not be audited) in reasonable detail, covering a period of at least 12 consecutive months beginning after the effective date of the Registration Statement, which earnings statement shall satisfy the requirements of Section 11(a) of the Act and Rule 158 under the Act and will advise you in writing when such statement has been so made available.
(i)The Company will cause the Shares to be listed for trading on the Exchange and to maintain such listing.
(j)Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus is amended or supplemented (other than a prospectus supplement relating solely to the offering of Shelf Securities other than the Shares or an amendment or supplement effected by the filing with the Commission of any document incorporated by reference therein which shall be subject to the provisions of subclause (ii) or (iii) below), (ii) the Company files an Annual Report on Form 10-K or a

Quarterly Report on Form 10-Q, (iii) the Company files with the Commission any document (other than an Annual Report on Form 10-K or Quarterly Report on Form 10-Q) incorporated by reference into the Prospectus which contains additional or amended financial information or (iv) on such other dates as may reasonably be requested by the Sales Agents (such commencement date (and any such recommencement date, if applicable) and each such date referred to in (i), (ii), (iii) and (iv) above, a “Representation Date”), the Company agrees to furnish or cause to be furnished to the Sales Agents forthwith a certificate dated and delivered as of such date, in form reasonably satisfactory to the Sales Agents, to the effect that the statements contained in the certificate referred to in Section 7(f) of this Agreement are true and correct at the time of such commencement, recommencement, amendment, supplement or filing, as the case may be, as though made at and as of such time modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.
(k)On each Representation Date (other than a Representation Date referred to in subclause (iii) of such definition), the Company shall cause to be furnished to the Sales Agents, dated as of such date, in form and substance satisfactory to the Sales Agents, the written opinion of, Baker Botts L.L.P., counsel for the Company, as described in Section 7(b), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.
(l)On each Representation Date (other than a Representation Date referred to in subclause (iii) of such definition), Davis Polk and Wardwell LLP, counsel to the Sales Agents, shall furnish to the Sales Agents a written opinion, dated as of such date in form and substance reasonably satisfactory to the Sales Agents.
With respect to Sections 5(k) and (l) above, in lieu of delivering such an opinion for dates subsequent to the commencement of the offering of the Shares under this Agreement such counsel may furnish the Sales Agents with a letter (a “Reliance Letter”) to the effect that the Sales Agents may rely on a prior opinion delivered under Section 5(k) or Section 5(l) as the case may be, to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such subsequent date).
(m)On each Representation Date, Ernst & Young LLP and Armanino LLP, shall each deliver to the Sales Agents the comfort letters described in Section 7(d).
(n)On each Representation Date, the Chief Financial Officer of the Company shall deliver to the Sales Agents the certificate with respect to certain financial information contained in the General Disclosure Package, Registration Statement and the Prospectus as amended or supplemented as of such date, as described in Section 7(e).
(o)The Company agrees to comply with the Due Diligence Protocol attached hereto on Schedule IV and any other due diligence review or call reasonably requested by the Sales Agents.

(p)The Company agrees to reserve and keep available at all times, free of preemptive rights, Shares for the purpose of enabling the Company to satisfy its obligations hereunder.
(q)The Company consents to the Sales Agents trading in the Common Stock, subject to any restrictions under applicable law, for the Sales Agents’ own accounts and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.
(r)The Company agrees that each acceptance by the Company of an offer to purchase the Shares hereunder shall be deemed to be an affirmation to the Sales Agents that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Time of Sale and the Settlement Date for the Shares relating to such acceptance as though made at and as of each of such dates (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).
(s)Prior to instructing the Sales Agents pursuant to Section 2 hereof to make sales on any given day (or as otherwise agreed between the Company and the Sales Agents), one of the Company’s representatives listed in Schedule V hereto (individually, a “Representative” and collectively, the “Representatives”), shall have approved the minimum price and maximum number of Shares to be sold on such day.
(t)No offering, pledge, sale, contract to sell, short sale or other disposition of any shares of Common Stock of the Company or other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivative of Common Stock (or agreement for such) will be made, during the Delivery Period, directly or indirectly, by the Company, except for (i) registration of the Shares and the sales through the Sales Agents pursuant to this Agreement, (ii) grants of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards pursuant to existing employee benefit plans of the Company, (iii) issuances of shares of Common Stock pursuant to the exercise, conversion or vesting of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units or other stock-based awards outstanding on the date hereof or granted or awarded pursuant to an existing employee benefit plan of the Company, (iv) issuances of shares of Common Stock pursuant to an employee stock purchase plan of the Company, or (v) issuances of shares of Common Stock pursuant to the conversion of the Company’s 4.25% Convertible Notes due 2019, without (A) giving the Sales Agents at least three business days’ prior written notice specifying the nature of the proposed sale and (B) the Sales Agents suspending activity under this program for such period of time as requested by the Company.
(u)The Company shall apply the net proceeds of its sale of the Shares as set forth in the Registration Statement, the General Disclosure Package and the Prospectus and shall file such reports with the Commission with respect to the sale of the Shares and the application of the proceeds therefrom as may be required in accordance with Rule 463 under the Act.

(v)The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company or any of the Subsidiaries to register as an investment company under the 1940 Act.
(w)The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Common Stock.
(x)The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.
(y)If the third anniversary of the initial effective date of the Registration Statement occurs before all the Shares have been sold, prior to such third anniversary, the Company shall elect either (i) to terminate this Agreement or (ii) to file, subject to Section 5(b), a new shelf registration statement and to take any other action necessary to permit the public offering of the Shares to continue without interruption (references herein to the Registration Statement shall include the new registration statement declared effective by the Commission).
6.Costs and Expenses.
The Company will pay all costs, expenses and fees incident to the performance of the obligations of the Company under this Agreement, including, without limiting the generality of the foregoing, the following: (i) accounting fees of the Company; (ii) the fees and disbursements of counsel for the Company; (iii) all costs and expenses related to the transfer and delivery of the Shares, including any transfer or other taxes payable thereon; (iv) any roadshow expenses; (v) the cost of printing and delivering to, or as requested by, the Sales Agents copies of the Registration Statement, any Prospectus Supplement, any Issuer Free Writing Prospectuses, the Prospectus, this Agreement, the listing application, any Blue Sky survey, in each case, any supplements or amendments thereto; (vi) the filing fees of the Commission; (vii) the filing fees and expenses (including reasonable legal fees and disbursements of counsel for the Sales Agents) incident to securing any required review by FINRA of the terms of the sale of the Shares; (viii) all expenses and application fees related to the listing of the Shares on the Exchange; (ix) the cost of printing certificates, if any, representing the Shares; (x) the costs and charges of any transfer agent, registrar or depositary; (xi) the costs and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Shares caused by a breach of the representation in Section 1(b) hereof); (xii) the expenses, including the reasonable legal fees and disbursements of counsel for the Sales Agents, incurred in connection with the qualification of the Shares under foreign or state securities or Blue Sky laws and the preparation, printing and distribution of a Blue Sky memorandum (including the related legal fees and expenses of counsel for the Sales Agents) and (xiii) the reasonable legal fees and disbursements of counsel to the Sales Agents. The Company shall not, however, be required to pay for any of the Sales Agents’ expenses except as provided in this Section 6 and Section 9.

7.Conditions of Obligations of the Sales Agents.
The several obligations of the Sales Agents are subject to the following conditions:
(a)The Registration Statement and all post-effective amendments thereto shall have become effective and the Prospectus and each Issuer Free Writing Prospectus required shall have been filed as required by Rules 424, 430A, 430B, 430C or 433 under the Act, as applicable, within the time period prescribed by, and in compliance with, the Rules and Regulations, and any request of the Commission for additional information (to be included in the Registration Statement or otherwise) shall have been disclosed to the Sales Agents and complied with to their reasonable satisfaction. No stop order suspending the effectiveness of the Registration Statement, as amended from time to time, shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Act shall have been taken or, to the knowledge of the Company, shall be contemplated or threatened by the Commission and no injunction, restraining order or order of any nature by a federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Shares.
(b)The Sales Agents shall have received on each date specified in Section 5(k), the opinion of Baker Botts L.L.P., counsel for the Company, dated as of such date, addressed to the Sales Agents (and stating that it may be relied upon by counsel to the Sales Agents ) substantially in the form of Annex A hereto.
(c)The Sales Agents shall have received on each date specified in Section 5(l) the opinion of Davis Polk & Wardwell LLP, counsel for the Sales Agents, dated as of such date, with respect to such matters as the Sales Agents may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.
(d)The Sales Agents shall have received on each date specified in Section 5(m) a letter dated as of such date, in form and substance satisfactory to the Sales Agents, of each of Ernst & Young LLP and Armanino LLP, each confirming that they are an independent registered public accounting firm with respect to the Company and the LGI Entities within the meaning of the Act and the applicable Rules and Regulations and the PCAOB and stating that in their opinion the financial statements and schedules examined by them and included in the Registration Statement, the General Disclosure Package and the Prospectus comply in form in all material respects with the applicable accounting requirements of the Act and the related Rules and Regulations; and containing such other statements and information as is ordinarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial and statistical information contained in the Registration Statement, the General Disclosure Package and the Prospectus; provided, however, that no such letter of Armanino LLP shall be required once the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes the appropriate financial statements for the years ended December 31, 2014, 2015 and 2016.
(e)The Sales Agents shall have received on each date specified in Section 5(n), a certificate dated as of such date in the form of Annex B hereto, from the Chief

Financial Officer of the Company, with respect to certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus as amended or supplemented as of such date.
(f)The Sales Agents shall have received on each date specified in Section 5(j), a certificate or certificates of the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that, each of them severally represents solely in those capacities as follows:
(i)The Registration Statement has become effective under the Act and no stop order suspending the effectiveness of the Registration Statement or no order preventing or suspending the use of any Prospectus Supplement, any Issuer Free Writing Prospectus or the Prospectus has been issued, and no proceedings for such purpose or pursuant to Section 8A of the Act have been taken or are, to his or her knowledge, contemplated or threatened by the Commission;
(ii)The representations and warranties of the Company contained in Section 1 hereof are true and correct as of such date;
(iii)All filings required to have been made pursuant to Rules 424, 430A, 430B or 430C under the Act have been made as and when required by such rules;
(iv)He or she has carefully examined the General Disclosure Package and, in his or her opinion, as of such date and as of each Time of Sale, if any, subsequent to the immediately preceding Representation Date, the statements contained in the General Disclosure Package did not contain any untrue statement of a material fact, and such General Disclosure Package, and, to his or her knowledge, did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)He or she has carefully examined the Registration Statement and, in his or her opinion, as of the most recent effective date of the Registration Statement, the Registration Statement and any amendments thereto and, to his or her knowledge, did not contain any untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein not misleading, and since the most recent effective date of the Registration Statement, in his or her opinion, no event has occurred which should have been set forth in a supplement to or an amendment of the Prospectus which has not been so set forth in such supplement or amendment;
(vi)He or she has carefully examined the Prospectus and, in his or her opinion, as of such date and as of each Time of Sale, if any, subsequent to the immediately preceding Representation Date, the Prospectus and any amendments and supplements thereto and, to his or her knowledge, did not contain any untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
(vii)Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package (as of such date) and

Prospectus, there has not been any material adverse change or any development involving a prospective material adverse change in or affecting the business, management, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole, whether or not arising in the ordinary course of business; and
(viii)The Company has performed all obligations and satisfied all obligations on its part to be performed or satisfied pursuant to this Agreement at or prior to the date hereof.
(g)The Shares have been approved for listing on the Exchange, subject only to a notice of issuance at or prior to the applicable Settlement Date.
(h)Prior to the sale of any Shares, the Common Stock shall be an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.
(i)No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of such Representation Date, prevent the issuance or sale of the Shares by the Company; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of such Representation Date, prevent the issuance or sale of the Shares by the Company.
The opinions and certificates mentioned in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in all material respects reasonably satisfactory to the Sales Agents and to Davis Polk & Wardwell LLP, counsel for the Sales Agents.
If any of the conditions hereinabove provided for in this Section 7 shall not have been fulfilled when and as required by this Agreement to be fulfilled, the obligations of the Sales Agents hereunder may be terminated by the Sales Agents by notifying the Company of such termination in writing or by telegram at or prior to the applicable Representation Date.
In such event, the Company and the Sales Agents shall not be under any obligation to each other (except to the extent provided in Sections 6 and 9 hereof).
8.Certain Agreements of the Sales Agents. Each Sales Agent hereby represents and agrees that:
(a)It has not used, authorized use of, referred to or participated in the planning for use of, and will not use, authorize use of, refer to or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that contains no “issuer information” (as defined in Rule 433(h)(2) under the Act) that was not included (including through incorporation by reference) in the Prospectus Supplement or a previously filed Issuer Free Writing Prospectus, (ii) any Issuer Free Writing Prospectus listed on Schedule III hereto or prepared pursuant to Section 4(b) above (including any electronic road show), or (iii) any free writing prospectus prepared by such Sales Agent and approved by the Company in advance in writing; and
(b)It is not subject to any pending proceeding under Section 8A of the Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Delivery Period).
9.Indemnification.
(a)The Company agrees:
(i)to indemnify and hold harmless each Sales Agent, the directors and officers of each Sales Agent and each person, if any, who controls any Sales Agent within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which such Sales Agent or any such controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or any amendment or supplement thereto, (ii) with respect to the Registration Statement or any amendment or supplement thereto, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) with respect to the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or any amendment or supplement thereto, the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission made in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by the Sales Agents specifically for use therein, it being understood and agreed that the only such information furnished by any Sales Agent consists of the information described as such in Section 13 hereof; and
(ii)to reimburse each Sales Agent, each Sales Agents’ directors and officers, and each such controlling person upon demand for any legal or other out-of-pocket expenses reasonably incurred by such Sales Agent or such controlling person in connection with investigating or defending any such loss, claim, damage or liability, action or proceeding or in responding to a subpoena or governmental inquiry related to the offering of the Shares, whether or not such Sales Agent or controlling person is a party to any action or proceeding. In the event that it is finally judicially determined that such Sales Agent was not entitled to receive payments for legal and other expenses pursuant to this subparagraph, such Sales Agent will promptly return all sums that had been advanced pursuant hereto.

This indemnity obligation will be in addition to any liability which the Company may otherwise have to each Sales Agent, the directors and officers of each Sales Agent and each person, if any, who controls any Sales Agent within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act.
(b)Each Sales Agent severally and not jointly will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer, or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or any amendment or supplement thereto, (ii) with respect to the Registration Statement or any amendment or supplement thereto, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) with respect to the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or any amendment or supplement thereto, the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that each Sales Agent will be liable in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by the Sales Agents for use therein, it being understood and agreed that the only such information furnished by any Sales Agent consists of the information described as such in Section 13 hereof. This indemnity agreement will be in addition to any liability which such Sales Agent may otherwise have to the Company, each of its directors, each of its officers who have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Act.
(c)In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing. No indemnification provided for in Section 9(a) or (b) hereof shall be available to any party who shall fail to give notice as provided in this Section 9(c) if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice to the extent that such party has been materially prejudiced, but the failure to give such notice shall not relieve the indemnifying party or parties from any liability which it or they may have to the indemnified party for contribution or otherwise than on account of the provisions of Section 9(a) or (b) hereof. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred (or within 30 days of presentation) the reasonable fees and expenses of the counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would, based on the advice of counsel to the parties, be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party shall have failed to assume the defense and employ counsel acceptable to the indemnified party within a reasonable period of time after notice of commencement of the action. Such firm shall be designated in writing by the Direct Seller in the case of parties indemnified pursuant to Section 9(a) hereof and by the Company in the case of parties indemnified pursuant to Section 9(b) hereof. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. In addition, the indemnifying party will not, without the prior written consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action or proceeding) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
(d)To the extent the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under Section 9(a) or (b) hereof in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Sales Agents on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Sales Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Sales Agents on the other shall be deemed to be in the same proportion as the net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the Sales Agents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Sales Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
The Company and the Sales Agents agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were determined by pro rata allocation (even if the Sales Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 9(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9(d), (i) no Sales Agent shall be required to contribute any amount in excess of the commissions applicable to the Shares sold by such Sales Agent, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Sales Agents’ obligations in this Section 9(d) to contribute are several in proportion to their respective obligations and not joint.
(e)In any proceeding relating to the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus or any supplement or amendment thereto, each party against whom contribution may be sought under this Section 9 hereby consents to the exclusive jurisdiction of (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan and (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), agrees that process issuing from such courts may be served upon it by any other contributing party and consents to the service of such process and agrees that any other contributing party may join it as an additional defendant in any such proceeding in which such other contributing party is a party. The Company irrevocably appoints Capitol Services, Inc. located at 1218 Central Avenue, Suite 100, Albany, NY 12205, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.
(f)Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 9 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. A successor to any Sales Agent, its directors or officers or any person controlling any Sales Agent, or to the Company, its directors or officers, or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 9.
10.Notices.
All communications hereunder shall be in writing and, except as otherwise provided herein, will be mailed, delivered, telecopied or telegraphed and confirmed as follows: (a) if to the Sales Agents, to: Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, New York 10005, Attention: Equity Capital Markets - Syndicate Desk, fax: (212) 797-9344, with a copy to Deutsche Bank Securities Inc., 60 Wall Street, 36th Floor, New York, New York 10005, Attention: General Counsel, fax: (212) 797-4564; to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Adam S. Rosenbluth and Brett Chalmers; to JMP Securities LLC, 600 Montgomery Street, 11th Floor, San Francisco, California 94111, Attention: Chief Legal Officer, fax: (415) 835-8920; and to Builder Advisor Group, LLC, One Letterman Drive, Building C, Suite 3800, San Francisco, California 94129, Attention: Chief Executive Officer, fax: (415) 561-0601; and (b) if to the Company, to LGI Homes, Inc. 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380, Attention: Chief Executive Officer.
11.Termination.
(a)     The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party, except that (i) with respect to any pending sale through the Direct Seller, the obligations of the Company, including, but not limited to, its obligations under Section 4 above, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Section 1 and Section 9 of this Agreement shall remain in full force and effect notwithstanding such termination.
(b)Each Sales Agent shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement with respect to itself in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale through such Sales Agent for the Company, the obligations of the Company, including, but not limited to, its obligations under Section 4 above, shall remain in full force and effect notwithstanding such termination; and (ii) the provisions of Section 1 and Section 9 of this Agreement shall remain in full force and effect notwithstanding such termination.
(c)This Agreement shall remain in full force and effect until and unless terminated pursuant to Section 11(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement or pursuant to this clause (c) shall in all cases be deemed to provide that Section 1, Section 4 and Section 9 of this Agreement shall remain in full force and effect.
(d)Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Sales Agents or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall settle in accordance with the provisions of Section 4.
12.Successors.
This Agreement has been and is made solely for the benefit of the Sales Agents and the Company and their respective successors, executors, administrators, heirs and assigns, and the officers, directors and controlling persons referred to herein, and no other person will have any right or obligation hereunder. No purchaser of any of the Shares from any Sales Agent shall be deemed a successor or assign merely because of such purchase.
13.Information Provided by Sales Agents.
The Company and the Sales Agents acknowledge and agree that the only information furnished or to be furnished by any Sales Agent to the Company for inclusion in the Registration Statement, the Prospectus, the Prospectus Supplement (including any Interim Prospectus Supplement), the General Disclosure Package or any Issuer Free Writing Prospectus consists of the names of the Sales Agents set forth in the first sentence of the first paragraph under the caption “Plan of Distribution (Conflicts)” in the Prospectus Supplement.
14.Miscellaneous.
Each Sales Agent acknowledges and agrees that the arrangements among the Sales Agents in connection with the transactions contemplated by this Agreement shall be governed by the initial Direct Seller’s Master Agreement Among Underwriters (the “MAAU”) (whether or not such Sales Agent has previously signed the MAAU), and the Direct Seller may act on behalf of the other Sales Agents hereunder in connection with each sale of Shares and otherwise as if it is the Manager (as defined in the MAAU). It is agreed and understood that the application of the MAAU to the transactions contemplated by this Agreement is solely for purposes of convenience and shall not create any implication that the Sales Agents are underwriters for purposes of the Act or otherwise.
The reimbursement, indemnification and contribution agreements contained in this Agreement and the representations, warranties and covenants in this Agreement shall remain in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of any Sales Agent or its directors or officers or controlling person thereof, or by or on behalf of the Company or its directors or officers or controlling person thereof, as the case may be, and (c) sale and distribution of the Shares under this Agreement.
The Company acknowledges and agrees that each Sales Agent in providing investment banking services to the Company in connection with the offering, including in acting pursuant to the terms of this Agreement, has acted and is acting as an independent contractor and not as a fiduciary and the Company do not intend such Sales Agent to act in any capacity other than as an independent contractor, including as a fiduciary or in any other position of higher trust. Additionally, no Sales Agent is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Sales Agents shall have no responsibility or liability to the Company with respect thereto. Any review by the Sales Agents of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Sales Agents and shall not be on behalf of the Company.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.
The Sales Agents, on the one hand, and the Company (on its own behalf and, to the extent permitted by law, on behalf of its stockholders), on the other hand, waive any right to trial by jury in any action, claim, suit or proceeding with respect to your engagement as sales agent or your role in connection herewith.

If foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement among the Company and the several Sales Agents in accordance with its terms.

Very truly yours, LGI HOMES, INC.
By:	/s/ Charles Merdian
Name: Charles Merdian
Title: Chief Financial Officer

The foregoing Equity Distribution Agreement is hereby confirmed and accepted as of the date first above written.

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Mark Schwartz
Name: Mark Schwartz
Title: Managing Director

By:	/s/ Warren F. Estey
Name: Warren F. Estey
Title: Managing Director

J.P. MORGAN SECURITIES LLC
By:	/s/ Adam S. Rosenbluth
Name: Adam S. Rosenbluth
Title: Executive Director

JMP SECURITIES LLC
By:	/s/ Stephen Ortiz
Name: Stephen Ortiz
Title: Managing Director

BUILDER ADVISOR GROUP, LLC
By:	/s/ Anthony Avila
Name: Anthony Avila
Title: CEO

SCHEDULE I
Schedule of Sales Agents

Sales Agent	Percentage of Shares to be Sold Upon Each Time of Sale
Deutsche Bank Securities Inc.	37.5%
J.P. Morgan Securities LLC	37.5%
JMP Securities LLC	15%
Builder Advisor Group, LLC	10%
Total	100%

SCHEDULE II-1
Subsidiaries of the Company

1.	LGI HOMES GROUP, LLC, a Texas limited liability company

2.	LGI HOMES - DECKER OAKS, LLC, a Texas limited liability company

3.	LGI HOMES - E SAN ANTONIO, LLC, a Texas limited liability company

4.	LGI HOMES - FW, LLC, a Texas limited liability company

5.	LGI HOMES - GEORGIA, LLC, a Georgia limited liability company

6.	LGI HOMES - LAKES OF MAGNOLIA, LLC, a Texas limited liability company

7.	LGI HOMES - PRESIDENTIAL GLEN, LLC, a Texas limited liability company

8.	LGI HOMES - QUAIL RUN, LLC, a Texas limited liability company

9.	LGI HOMES - SALTGRASS, LLC, a Texas limited liability company

10.	LGI HOMES - STEWARTS FOREST, LLC, a Texas limited liability company

11.	LGI HOMES - TEXAS, LLC, a Texas limited liability company

12.	LGI HOMES - WINDMILL FARMS, LLC, a Texas limited liability company

13.	LGI HOMES - WOODLAND CREEK, LLC, a Texas limited liability company

14.	LGI HOMES AZ CONSTRUCTION, LLC, an Arizona limited liability company

15.	LGI HOMES AZ SALES, LLC, an Arizona limited liability company

16.	LGI HOMES - ARIZONA, LLC, an Arizona limited liability company

17.	LGI HOMES - FLORIDA, LLC, a Florida limited liability company

18.	LGI HOMES - GLENNWILDE, LLC, an Arizona limited liability company

19.	LGI HOMES - SAN TAN HEIGHTS, LLC, an Arizona limited liability company

20.	LGI HOMES - NEW MEXICO, LLC, a New Mexico limited liability company

21.	LGI HOMES NM CONSTRUCTION, LLC, a New Mexico limited liability company

22.	LGI HOMES - COLORADO, LLC, a Colorado limited liability company

23.	LGI HOMES - NC, LLC, a North Carolina limited liability company

24.	LGI HOMES - SC, LLC, a South Carolina limited liability company

25.	LGI CROWLEY LAND PARTNERS, LLC, a Texas limited liability company

26.	LGI HOMES AVONDALE, LLC, a Georgia limited liability company

27.	LGI HOMES - MAPLE PARK, LLC, a Georgia limited liability company

28.	LGI HOMES - MAPLE LEAF, LLC, a Texas limited liability company

29.	LGI HOMES - SHALE CREEK, LLC, a Texas limited liability company

30.	LGI HOMES - STERLING LAKES PARTNERS, LLC, a Texas limited liability company

31.	LGI HOMES CORPORATE, LLC, a Texas limited liability company

32.	LGI HOMES SERVICES, LLC, a Texas limited liability company

33.	LGI HOMES - LUCKEY RANCH, LLC, a Delaware limited liability company

34.	LGI HOMES - MALLARD CROSSING, LLC, a Delaware limited liability company

35.	LGI HOMES - WEST MEADOWS, LLC, a Delaware limited liability company

36.	LGI HOMES - OAK HOLLOW, LLC, a Delaware limited liability company

37.	LGI HOMES - SONTERRA, LLC, a Delaware limited liability company

38.	LGI HOMES - BLUE HILLS, LLC, an Arizona limited liability company

39.	LGI HOMES - KRENSON WOODS, LLC, a Delaware limited liability company

40.	LGI HOMES - NORTHPOINTE, LLC, a Delaware limited liability company

41.	LGI HOMES - OAK HOLLOW PHASE 6, LLC, a Delaware limited liability company

42.	LGI HOMES - SALTGRASS CROSSING, LLC, a Delaware limited liability company

43.	LUCKEY RANCH PARTNERS, LLC, a Delaware limited liability company

44.	LGI HOMES - CANYON CROSSING, LLC, a Texas limited liability company

45.	LGI HOMES - DEER CREEK, LLC, a Texas limited liability company

46.	LGI HOMES II, LLC, a Texas limited liability company

47.	LGI HOMES - SUNRISE MEADOW, LLC, a Texas limited liability company

48.	RIVERCHASE ESTATES PARTNERS, LLC, a South Carolina limited liability company

49.	LGI HOMES - WASHINGTON, LLC, a Washington limited liability company

50.	LGI HOMES - TENNESSEE, LLC, a Tennessee limited liability company

51.	LGI HOMES REALTY, LLC, a Georgia limited liability company

52.	LGI HOMES - OREGON, LLC, an Oregon limited liability company

53.	LGI REALTY- WASHINGTON, LLC, a Washington limited liability company

SCHEDULE II-2
Significant Subsidiaries of the Company

1.	LGI HOMES CORPORATE, LLC, a Texas limited liability company

2.	LGI HOMES - TEXAS, LLC, a Texas limited liability company

SCHEDULE III
Permitted Free Writing Prospectuses
None.

SCHEDULE IV
Due Diligence Protocol
Set forth below are guidelines for use by the Company and the Sales Agents in connection with the Sales Agents’ continuous due diligence efforts in connection with the sale and distribution of the Shares pursuant to the Agreement. For the avoidance of doubt, the Company has agreed that no sales under the Agreement will be requested or made at any time the Company is, or could reasonably be deemed to be, in possession of material non-public information with respect to the Company.

1.
On or immediately prior to each Representation Date, in addition to the documents provided pursuant to Sections 7(b), (c), (d), (e) and (f) of the Agreement, the Sales Agents expect to conduct a due diligence call with the appropriate business, financial and legal representatives of the Company.

2.
In the event that the Company requests the Sales Agents to sell on any one Trading Day an amount of Shares that would be equal to or greater than 15% of the average daily trading volume (calculated based on the most recent three completed Trading Days) of the Company’s common stock, the Sales Agents expect to conduct a due diligence call with the appropriate business, financial, accounting and legal representatives of the Company and that the Company shall provide the certificate referred to in Section 7(f) of the Agreement.

The foregoing is an expression of current intent only, and shall not in any manner limit the Sales Agents’ rights under the Agreement, including the Sales Agents’ right to require such additional due diligence procedures as the Sales Agents may reasonably request pursuant to the Agreement.

SCHEDULE V
Authorized Representatives
Eric Lipar, Chief Executive Officer and Chairman of the Board
Charles Merdian, Chief Financial Officer and Treasurer

40